Exhibit 4.3

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of October 8, 2024 (this “Supplemental Indenture”), by and among Beasley Mezzanine Holdings LLC, a Delaware limited liability company (the “Issuer”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Collateral Agent”), to that certain indenture, dated as of February 2, 2021 (as amended, supplemented or otherwise modified to date, the “Indenture”), by and among the Issuer, each of the parties identified as a Guarantor on the signature pages thereto (the “Guarantors”), the Trustee and the Collateral Agent.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent are party to the Indenture providing for the issuance of the Issuer’s 8.625% Senior Secured Notes due 2026 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, in certain circumstances, the Issuer, the Trustee and the Collateral Agent may amend or supplement certain provisions of the Indenture and the Notes with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (the “Requisite Consents”);

WHEREAS, Sections 9.02 of the Indenture provides that the Indenture and the Notes Security Documents may be amended by the Issuer, the Trustee and the Collateral Agent with the consent of the Holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding (the “Collateral Release Requisite Consents”) with the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes (collectively, the “Collateral Release”);

WHEREAS, the Issuer has distributed the Offering Memorandum and Consent Solicitation Statement, dated September 5, 2024, as amended on September 19, 2024. (the “Statement”), to the Holders in connection with the solicitation of such Holders’ consents, voting as a single class (the “Consents”), to certain Proposed Amendments (as defined in Section 2.01 hereto) to the Indenture and to the Collateral Release, each as further described in the Statement;

WHEREAS, Holders of approximately 98% in aggregate principal amount of Notes outstanding (with any Notes held by the Issuer or any Subsidiary of the Issuer being deemed not to be outstanding) have validly tendered, and not validly withdrawn, Consents to the adoption of all of the Proposed Amendments effected by this Supplemental Indenture and to the Collateral Release in accordance with the provisions of the Indenture;

WHEREAS, the Board of Directors of the Issuer has approved the Proposed Amendments, the execution of this Supplemental Indenture and the Collateral Release;

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee and the Collateral Agent, as applicable, (i) evidence that the Requisite Consents and the Collateral Release Requisite Consents have been received and (ii) the Officer’s Certificate and the Opinion of Counsel described in Sections 9.05, 12.09(c), 13.03 and 13.04 of the Indenture with respect to this Supplemental Indenture and the Collateral Release;

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

WHEREAS, having received the Requisite Consents pursuant to Section 9.02 of the Indenture, the Issuer and the Guarantors desire to amend the Indenture to effectuate the Proposed Amendments in accordance with the terms set forth in the Indenture; and

[Beasley – Supplemental Indenture]

WHEREAS, having received the Collateral Release Requisite Consents pursuant to Sections 9.02 and 12.09 of the Indenture, the Issuer and the Guarantors desire to effectuate the Collateral Release in accordance with the terms set forth in the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE ONE

DEFINED TERMS

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without being defined herein shall have the meanings assigned to them in the Indenture.

SECTION 1.02. Certain Definitions. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

ARTICLE TWO

AMENDMENTS

SECTION 2.01. Deletion of Proposed Amendment Provisions. The Indenture is hereby amended to delete the following sections in their entirety (such deletions, the “Proposed Amendments”), and, in the case of each such section, other than as expressly provided below, insert in lieu thereof the phrase “[Intentionally Omitted]”, and any and all references thereto (including any definitions the references to which would be eliminated as a result of such deletions), and any and all obligations thereunder, and any events of default related thereto, are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

(a)	Section 4.03 entitled “Reports and Other Information.”, other than the last paragraph thereof, which shall remain and constitute the entirety of the new Section 4.03.

(b)	Section 4.04 entitled “Compliance Certificate.”

(c)	Section 4.06 entitled “Stay, Extension and Usury Laws.”

(d)	Section 4.07 entitled “Limitation on Restricted Payments.”

(e)	Section 4.08 entitled “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

(f)	Section 4.09 entitled “Additional Subsidiary Guarantees.”

(g)	Section 4.10 entitled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

(h)	Section 4.11 entitled “Asset Sales.”

(i)	Section 4.12 entitled “Transactions with Affiliates.”

(j)	Section 4.13 entitled “Liens.”

(k)	Section 4.14 entitled “Corporate Existence.”

(l)	Section 4.15 entitled “Offer to Repurchase upon Change of Control.”

(m)	Section 5.01 entitled “Merger, Consolidation, or Sale of All or Substantially All Assets.”, other than clause (a)(2) thereof, which shall remain and constitute the entirety of the new Section 5.01.

(n)	Section 6.01(a) entitled “Events of Default.”, other than clauses (a)(1), (a)(2), (a)(6), (a)(7) and (a)(8) thereof.

SECTION 2.02. Deletion of Collateral Amendment Provisions. The Indenture is hereby amended to delete the following sections in their entirety (such deletions, the “Collateral Amendments”), and, in the case of each such section, except as expressly provided below, insert in lieu thereof the phrase “[Intentionally Omitted]”, and any and all references thereto (including any definitions the references to which would be eliminated as a result of such deletions), and any and all obligations thereunder, and any events of default related thereto, are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

(a)	Article XII entitled “Security and Collateral,” other than Section 12.01, which shall remain and constitute the entirety of the new Article XII.

ARTICLE THREE

COLLATERAL RELEASE

SECTION 3.01. Approval of Amendments to, Restatements of or Termination of Certain Notes Security Documents. Notwithstanding anything to the contrary, any amendments to, restatements of, or termination of, as applicable, the Notes Security Documents and any related documents, including, but not limited to, any acknowledgements, side-letters, joinders and other agreements, in order to effectuate all of the transactions contemplated by the Collateral Release shall be permitted under the Indenture and shall be executed and delivered at the time and date at which the Notes representing the Collateral Release Requisite Consents that are validly tendered (and not validly withdrawn) are accepted for exchange by the Issuer pursuant to, and subject to the terms and conditions set forth in, the Statement.

ARTICLE FOUR

MISCELLANEOUS

SECTION 4.01. Effective Date of this Supplemental Indenture. Notwithstanding that this Supplemental Indenture shall be effective upon the execution and delivery thereof by the parties hereto, (i) the Proposed Amendments shall become operative only at the time and date at which the Notes representing the Requisite Consents that are validly tendered (and not validly withdrawn) are accepted for exchange by the Issuer pursuant to, and subject to the terms and conditions set forth in, the Statement, and (ii) the Collateral Amendments and the Collateral Release shall become operative only at the time and date at which the Notes representing the Collateral Release Requisite Consents that are validly tendered (and not validly withdrawn) are accepted for exchange by the Issuer pursuant to, and subject to the terms and conditions set forth in, the Statement. The Issuer shall notify the Trustee and Collateral Agent in writing (which may be by email) upon the Proposed Amendments and Collateral Amendments becoming operative.

SECTION 4.02. Reference to and Effect on the Indenture. On and after the effective date, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” (and all references to the Indenture in any other agreements, documents or instruments) shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture, unless the context otherwise requires. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.03. Third Parties. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

SECTION 4.04. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.05. Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 4.06. Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.07. Successors. All agreements of the Issuer in this Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee or the Collateral Agent in this Supplemental Indenture shall bind its successors.

SECTION 4.08. Trustee Disclaimer; Trust. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustee and the Collateral Agent assume no responsibility for their correctness. The Trustee and the Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 4.09. Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. One signed copy is enough to prove this Supplemental Indenture. Unless otherwise provided herein or in any other related document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Supplemental Indenture, any other related document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Collateral Agent, as applicable. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee or the Collateral Agent, including, without limitation, the risk of the Trustee or the Collateral Agent acting on unauthorized instruction and the risk of interception and misuse by third parties.

SECTION 4.10. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

Issuer:	BEASLEY MEZZANINE HOLDINGS, LLC

	By:	/s/ Caroline Beasley
Name: Caroline Beasley
Title: Chief Executive Officer

[Beasley – Supplemental Indenture]

Trustee:	WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

	By:	/s/ Iris Munoz
	Name:	Iris Munoz
	Title:	Assistant Vice President

Collateral Agent:	WILMINGTON TRUST, NATIONAL ASSOCIATION as Collateral Agent

	By:	/s/ Iris Munoz
	Name:	Iris Munoz
	Title:	Assistant Vice President

[Beasley – Supplemental Indenture]